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



                        SCRIPT: CNB SHAREHOLDER BRIEFING

         INTRODUCTION

         Since the change in management initiated in June 2005, Conway National Bank has been busy working to ensure a smooth transition and implement many new policies that will make CNB competitive and profitable. We want to update you about the lawsuit challenging our actions and talk to you about the upcoming shareholders meeting.

         GOALS

         The change in management was initiated with three goals in mind:
         First, to BANK ON THE FUTURE. We want to position Conway National Bank to be a strong competitor and improve shareholder value;
         Second, to BANK IN THE SUNSHINE. We are initiating modern standards of best corporate practices; and
         Third, to BANK ON TRADITION. We are dedicated to making Conway National Bank a leader in the state and southeast while maintaining our commitment to our community, our employees and our traditional values.

                              BANKING ON THE FUTURE

         Goal 1:  More Competitive and Growth in Value

         The overwhelming development of the coastal region of South Carolina has presented many challenges and opportunities. For CNB, it has been an opportunity to grow our bank. If you just look at our ranking for returning shareholder value, you might take pride in our accomplishments.

         In 2001, a hypothetical $100 investment in CNB Corporation stock in 2000 had grown in value to $111 and by 2005 that value had improved to $199.

         But when you look at our return to shareholders compared to other banks, it is evident that we are being outperformed.

         In 2001, while the value of an investment in our stock had grown to $111, the average value for a hypothetical $100 investment made in 2000 in the stock of the Carson Medlin Independent Bank Index was $124. That Index covers 25 independent community banks in the southeast. So in 2001 our performance gap was $13 behind the average index bank. Not bad, but still below average.

         By 2005, while the value of an investment in CNB stock had increased to $199, the independent community bank average investment value had leaped to $252. Our performance gap had grown to $53.

         While our growth numbers look good in isolation, when compared with the potential and our competitors, we have fallen behind. That $53 gap represents business that CNB could potentially have had. The gap represents customers for which we could have and should have competed IF we had only competed hard enough just to be average! And this, of course, would have meant higher returns on your investment as a shareholder.

         A majority of the Directors of the bank knew it was their responsibility to ask the tough questions. So management was asked, why aren't we doing better? We're doing OK. But could we be doing better? Satisfactory answers were not forthcoming.

         CNB had become a 20th century dinosaur in a 21st century market.

      o  There was no comprehensive strategic plan.
      o CNB was two decades behind in technology. Employees not only didn't have direct e-mail access, they were without telephone voice mail. This increased the perception that CNB was out of touch and hampered communications with customers.
      o Our loan officers did not have adequate authority to make decisions and total loans to a single customer were limited to $5 million. This unduly restrictive and bureaucratic policy crippled our ability to compete. And CNB's refusal to partner with other small banks to seize opportunity meant we were losing opportunity.
      o The Board's Credit Committee, established to review loans of more than $300,000, did not review any loans for approval from June 2004 to June 2005.
      o According to annual surveys comparing compensation among financial institutions in the region, CNB's employee compensation lagged far behind. This trend pointed to a future that would make it hard to hold and attract good financial talent.

         The South Carolina Business Corporation Act specifies the legal role of directors as follows:

               "the business and affairs of a corporation must be managed under the direction of a board of directors."
                    Code of Laws of South Carolina, 1976, as amended, Section 33-8-101(c)

         Simply put, this means that corporations are run by their directors who are ultimately responsible for the corporations' actions and for the success or failure of the corporation. When the directors concluded that the senior management of the bank (Willis and Jennings Duncan) did not share their goals and concerns and were not willing to change their management practices, a change in management had to be initiated.

         Under new management since June of last year, lending policies have been modernized, technology has been upgraded and CNB's salary structure has been brought to market to help us attract and retain great employees and the best and brightest financial minds. We have instituted a number of new policies to poise us for great progress.

         And it's working. All of these innovations have made a difference. Over the last year our growth rates have improved for net income, assets, total loans and deposits. [SEE 2005 FINANCIAL REPORT BROCHURE FOR BAR CHARTS] CNB is poised for great growth in a very exciting market. We believe we can become one of the best banks in the region with improving return on investment for you.

                             BANKING IN THE SUNSHINE

         Goal 2. Ensure Management Accountability and Shareholder Access to Governance and Performance Information.

         Besides concerns about the financial competitiveness of the bank, the independent directors grew more and more concerned about the way CNB was being governed.

         In the wake of the Enron scandal, Congress passed a new law that sets new standards of governance for public corporations. This law, Sarbanes-Oxley, emphasizes accountability, openness and sunshine on corporate governance practices. It is clear that directors of corporations should always avoid conflicts of interests and put the corporations' interest ahead of their own personal interest. This is particularly true for financial institutions, like banks.

         The Sarbanes-Oxley law has changed the climate for doing business and makes it clear that the broad responsibility for setting corporate policy and culture rests with the Directors.

         Our independent Directors repeatedly asked questions that arose from concerns about governance. They were particularly concerned with the structure of CNB's board and the procedures that were followed in conducting meetings.

         The Executive Committee, which was authorized to act for the board in between board meetings, was not making timely reports on its actions to the Board. Minutes were not distributed appropriately and its actions were neither approved nor reviewed by the full Board.

         Against recommendations of the Comptroller of the Currency, the primary federal regulator for national banks, the Compensation Committee was composed of one outside director (independent director) and two inside directors (the then Chairman and President). This means the Chairman and President were in a position of conflict of interest when establishing salaries and benefits for themselves.

         The Board has now reorganized and formed a Governance Committee and Compensation Committee that have taken the place of the old Executive Committee. The new Compensation Committee is made up entirely of independent Directors, so no inside Director has a role in setting his employee compensation. The Governance Committee is also made up wholly of independent Directors and serves as the nominating committee for Board seats.

         Issues about proper governance and competitiveness were repeatedly raised with management and answers were either not forthcoming or given token attention without any remedial action being taken. This was simply not acceptable. After months of raising these issues with senior management with unsatisfactory responses and seeing no other alternative, a majority of the board of directors reluctantly decided that management would have to be replaced.

                              BANKING ON TRADITION

         Goal 3. Maintain Traditional Values. That brings us to our third goal - maintaining traditional values.

         No one set out with a goal to change management. But, in the end, that became a necessary step to accomplish the goals of governance in the sunshine and growing shareholder value.

         Every effort was made to proceed in an honorable fashion. An attorney who had worked with the bank in the past was consulted for legal advice. The Chairman and President were informed that they would be replaced prior to the board meeting.

         At the June 2005 Board meeting when the vote was taken to install new leadership, Mr. Willis Duncan and Mr. Jennings Duncan left immediately after the vote. They were treated with all due respect as they exited and the Security Guard on duty politely opened the door for them as he does for all Board members who leave the building.

         This was a very difficult situation and it is important for you to know that every effort was made to manage it as fairly and courteously as possible.

         THE FUTURE - SHAREHOLDERS MEETING

         As we look to the future of CNB Corporation, we hope you will support us by electing directors who share these goals: positioning the bank to succeed in a growing and competitive market, ensuring compliance with governance best practices, and holding onto our traditional values.

         We are asking you to help us improve the return on your investment in CNB by electing four directors who share our goals: Billy Benson, Paul Dusenbury, George Goldfinch, and Russell Holliday.

         This outstanding slate of candidates is the perfect blend of progress and tradition. Each is steeped in our community and traditional values but also has outstanding financial skills and business experience. CNB can look forward to an exciting and profit oriented future under their leadership.

         William R. Benson (Billy) knows banking thoroughly. He's been a banker for thirty years and currently manages CNB's largest loan portfolio. He graduated from the National Commercial Lending School of the University of Oklahoma and from the Graduate School of Banking of the South at LSU.

         His knowledge of banking is only matched by his knowledge of this region. Mr. Benson grew up in Conway and has led the Horry County United Way and Conway Rotary Club and currently serves as a Trustee at the Conway Hospital.

         Paul Dusenbury is the current Chief Financial Officer and Treasurer of CNB and has been employed by CNB for twenty-four years. Prior to joining the bank, he worked for the Office of the Comptroller of the Currency as a bank examiner. Paul brings his expertise in regulatory compliance along with his financial skills to the Board of Directors. After graduating from Conway High School, Paul earned a degree in Financial Management from Clemson University and has received extensive training in banking schools and professional seminars.

         Paul has given back to our community applying his management skills to such civic endeavors as past Chair of the Conway Hospital and current participation in the Horry County Comprehensive Plan Steering Committee.

         George Heyward Goldfinch, Jr. has led Goldfinch Funeral Services, Inc. and Hillcrest Cemetery for almost a decade. The business has grown to become the largest funeral business in the Grand Strand market with offices in Conway, Murrells Inlet and Pawleys Island. CNB has long enjoyed a successful relationship with Goldfinch Funeral Services and will certainly benefit from Mr. Goldfinch's perspective as a customer that he will bring to his directorship.

         Mr. Goldfinch also enjoys a family history with CNB. His father served as a director for 25 years. He appreciates the traditional values represented through his 75 year old family business and gives back to our community through leadership of our Conway Hospital Foundation, Chamber of Commerce, and his Methodist church.

          M. Russell Holliday, Jr. has an extensive background in marketing and finance with work experience ranging from being a registered stock broker with Morgan Stanley to marketing with Town and Country and Redbook magazines. She is currently president of Monroe Management, an asset management company.

         Russell is just as committed to our community as was her father who also served as a Director of CNB, Corporation. Russell is known for her work in health and education as well as for her athletic prowess. She is an intense competitor in tennis, golf and game hunting and we know she will bring that spirit of competition to CNB.

         SHAREHOLDERS MEETING

         We will be meeting May 9 to elect our directors and it is very important that you have all the reasonable information you feel you need to make a decision.

         You will receive a packet of information in the mail that will contain a `proxy statement'. This statement will give required information about the meeting and ask you for your proxy to vote for the four candidates nominated by the Board of Directors. This information is important so please read it carefully.

         I hope you will mark, sign and date the proxy and return it to CNB Corporation.

         Or you can come to the meeting and cast your vote directly.

         ASSESSMENT/CLOSURE

         Please feel free to contact me any time during the coming month to discuss any issues or answer any questions. Do you have any questions now?

         Have you decided to support our nominees for the Board? If undecided, what information do you need to help you make up your mind?

         I appreciate your time and look forward to working with you to keep Conway National thriving. This election is not about who is good and who is bad - it's about whether Conway National Bank will be run like a small, family owned bank of the early 20th century owned by a handful of people or whether it will compete on modern terms in one of the hottest banking markets in the country. I hope you'll decide it's time to compete and profit.

Note: The following pages contain a description of slides used in connection with the oral presentation. Each page contains the logo of The Conway National Bank which is the following text displayed in various fonts:

                                       CNB
                            The Conway National Bank
                        Serving Our Community Since 1903
                                   Member FDIC

             The logo is indicated on the following pages as [LOGO].

[LOGO]

Shareholder Briefing

Purpose of Meeting

     o    Overview of situation
     o    Lawsuit update
     o    Shareholder meeting

Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]

Board Goals

     o    Bank on the Future
          -    Competitive bank
          -    Improve shareholder value
     o    Bank in the Sunshine
          -    Best practices for accountability and transparency
     o    Bank on Tradition
          -    Leadership
          -    Community
          -    History

Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]

Goal I:  Bank on the Future

     o    Competitiveness
     o    Shareholder value

Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]

Goal I:  Bank on the Future

o        Competitiveness
o        Shareholder value

Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]

PERFORMANCE

Shareholder Value

$100              ==>            CNB                         $111              ==>        $199
Invested
2000                                                         2001                         2005

Source:  The Carson Medlin Company's Independent Bank Index

Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]

PERFORMANCE

Shareholder Value
Comparison

$100              ==>            CNB                         $111              ==>        $199

$100              ==>            Independent                 $124              ==>        $252
                                 SE Bank
Invested
2000                                                         2001                         2005

PERFORMANCE GAP                                              $13                          $53

Source:  The Carson Medlin Company's Independent Bank Index

Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]

Problems

     o    No comprehensive strategic plan
     o    Old technology
     o    Lagging compensation plan
     o    Obsolete lending policies

Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]

SC Business Corporation Act

" ... The business and affairs of a corporation must be managed under the direction of a board of directors."

-Code of Laws of SC, 1976, as amended section 33-8-101(c)

DIRECTORS ARE RESPONSIBLE


Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]

Only Option:
 Change Leadership

Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]

Solutions

     o    Strategic Plan
     o    Technology
     o    Compensation Plan
     o    Lending Policies

Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]

Growth Rates

                   Net Income                              Total Loans
           8.05%                 14.44%           12.42%                 23.82%
           -----                 ------           ------                 ------
            2004                   2005             2004                   2005

          Assets                                 Deposits
          11.93%                 18.13%           11.38%                 19.05%
          ------                 ------           ------                 ------
            2004                   2005             2004                   2005


Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]

Goal II:  Bank in the Sunshine

Sarbanes-Oxley Act of 2002


Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]

Governance Issues

                 Executive Committee - majority inside directors
                     (Nominating and compensation functions)

  Governance Committee (Nominating)
         independent directors                Compensation Committee independent
                                                          directors


Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]

Only Option:
 Change Leadership


Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]

Goal III:  Bank on Tradition

     o    Respect and fairness
     o    Communications
     o    Attorney consultation
     o    Meeting with management


Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]

The Future

Elect Directors who share our goals

     o    Bank on the Future: Position CNB to succeed.
     o    Bank in the Sunshine: Ensure governance based on best practices.
     o    Bank on Tradition: Sustain values that have made us strong.


Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]

CNB Nominees

Billy Benson has been a banker for 30 years and currently manages CNB's largest loan portfolio as a CNB Senior Vice President. He holds degrees from USC, the National Commercial Lending School of the University of Oklahoma and from the Graduate School of Banking of the South from LSU. Billy has led the Horry County United Way and Conway Rotary Club and currently serves as a trustee at the Conway Medical Center. [Photo of Mr. Benson]

[Photo of Mr. Dusenbury] Paul Dusenbury is the current Chief Financial Officer and Treasurer of CNB and has been employed by CNB for twenty-five years. Paul earned a degree in financial management from Clemson University and was formerly employed as a national bank examiner. He has served as a chair of the Conway Hospital and currently participates on the Horry County Comprehensive Plan Steering Committee.


Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]

George Heyward Goldfinch heads Goldfinch Funeral Service, Inc. and Hillcrest Cemetery. He is a graduate of USC and the Gupton Jones College of Mortuary Science. George chairs the Conway Hospital Foundation, is vice president of the Chamber of Commerce and is a director of Conway Medical Center. His father was a CNB director [Photo of Mr. Goldfinch]

[Photo of Ms. Holliday] M. Russell Holliday, Jr., since 1985, has been active in management of various Holliday family interests and is currently president of Monroe Management, an asset management company. She is a Converse College graduate and member of The Citadel Foundation board of directors and the Medical University of South Carolina Hollings Cancer Center. Her father also served as a director of CNB.


Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]

Shareholders Meeting:  May 9, 2006

     o    Voting Options
          -    Return proxy form
          -    Attend meeting and vote in person
     o    Show support for current board and its vision


Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]

Q & A


Bank on the Future | Bank in the Sunshine | Bank on Tradition [LOGO]